NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Second Quarter Results

Utica, N.Y., July 16, 2003 -Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today its financial results for the quarter ended June 30, 2003. Net income was $3.6 million, or $0.26 per diluted share for the second quarter compared with $1.1 million, or $0.08 per diluted share for the second quarter of 2002, an improvement of over 200%. The 2002 results were impacted by the Bank's mutual holding company reorganization completed on April 3, 2002. In connection with the reorganization, the Company formed the SBU Bank Charitable Foundation and recognized a $2.1 million contribution expense, or approximately $1.3 million after income taxes. The 2003 results were positively impacted by the previously announced acquisition of Herkimer Trust Corporation on December 27, 2002.

Net interest income for the three months ended June 30, 2003 totaled $11.6 million, an increase of 33.8% over the $8.7 million for the same period in 2002. The improvement in net interest income occurred primarily as a result of growth in earning assets from the Herkimer acquisition, and because the Company aggressively managed its funding costs in a downward interest rate environment. The net interest margin for the three months ended June 30, 2003 and 2002 was 3.93% and 3.59%, respectively. The net interest margin has, however, been under pressure recently as market interest rates continue to be at historic lows. The net interest margin for the first three months of 2003 was 4.19%. John Zawadzki, President and CEO of the Company, stated, "Proactive measures to manage the Company's margin have continued over the last several months, however, the Company's cost of deposits is a very low 1.46%. This, in conjunction with ongoing refinancing of our loans and prepayments on securities, resulted in the margin compression from the first quarter of this year." He continued, "Despite this compression, the Company was able to record solid earnings through growth in fee income and ongoing cost control initiatives."

Non-interest income totaled $2.7 million for the three months ended June 30, 2003 and was 19.1% of revenue, compared with $1.6 million and 15.4% of revenue for the second quarter of 2002. The improvement in non-interest income was primarily attributed to new products obtained through the Herkimer acquisition, namely trust services, and efforts to expand fee generating product lines, such as the sale of title insurance and non-deposit investment products. Commissions from the sale of title insurance and investment products totaled $411,000 in the second quarter of 2003, compared with $153,000 for the same period of last year.

Non-interest expenses were $8.7 million for the second quarter of 2003, compared with $8.3 million for the same period in 2002, which included the $2.1 million foundation contribution. The increased expenses of running a larger, more diverse bank, as well as ongoing costs incurred as a publicly traded company, are the major factors behind the increase in operating expenses. During the second quarter of 2003, the Company recognized $407,000 of expenses related to its employee stock ownership plan and long-term stock incentive plan compared with $255,000 in the second quarter of 2002. Additionally, the Company recognized $322,000 of expense related to the amortization of intangible assets recorded in the Herkimer merger. There was no such expense in the second quarter of 2002.

Net income for the six months ended June 30, 2003, was $7.2 million, or $0.53 per diluted share, compared with $3.4 million, or $0.08 per diluted share for the same period in 2002. The improvement in earnings reflects the same items discussed in the quarterly analysis.

Total assets of the Company were $1.3 billion at June 30, 2003, a $29.8 million, or 2.2% reduction from the end of 2002. The decline is primarily attributed to a $22.7 million reduction in interest-bearing deposits at other banks and federal funds sold in order to paydown $23.8 million in borrowings as the Company did not feel investment of the funds at current interest rate levels was warranted.

Attached to this press release is summarized financial information for the quarter and year-to-date period ended June 30, 2003.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for SBU Bank, which was founded in 1839. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 1,303,725	$ 1,333,503
Gross loans (1)	805,688	809,610
Allowance for loan losses	11,043	10,989
Securities	340,456	345,700
Goodwill	34,523	34,523
Other intangible assets, net	3,837	4,461
Deposits	842,536	855,211
Borrowings (2)	273,772	297,595
Shareholders' equity	171,609	165,437
Non-performing loans	8,663	10,983
Other real estate owned	2,938	3,092
Trust department assets under management (3)	71,001	61,154

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
	(In thousands, except share data)
Selected Operating Data:
Interest income	$ 17,445	$ 15,821	$ 35,955	$ 31,530
Interest expense	5,826	7,139	12,198	14,612
Net interest income	11,619	8,682	23,757	16,918
Provision for loan losses	283	350	709	650
Net interest income after provision for loan losses	11,336	8,332	23,048	16,268
Net loss on sale of securities available-for-sale	-	(19)	-	(19)
Other non-interest income	2,748	1,582	5,160	3,136
Contribution expenses	83	2,121	113	2,182
Other non-interest expense	8,609	6,166	17,350	12,229
Income before income tax expense	5,392	1,608	10,745	4,974
Income tax expense	1,782	551	3,561	1,609
Net income	$ 3,610	$ 1,057	$ 7,184	$ 3,365
Basic earnings per share	$ 0.27	$ 0.08	$ 0.53	$ 0.08
Diluted earnings per share	$ 0.26	$ 0.08	$ 0.53	$ 0.08
Basic weighted average shares outstanding	13,519,624	13,713,597	13,513,250	13,713,597
Diluted weighted average shares outstanding	13,718,119	13,713,597	13,677,708	13,713,597
Dividends paid per share	$ 0.07	$ -	$ 0.14	$ -

(1)	Loans are shown net of net deferred fees and costs and unearned discounts. Includes loans held for sale.
(2) Includes mortgagors' escrow funds.
(3)	Not included in total assets.
	Three Months Ended June 30,		Six Months Ended June 30,
	2003(1)	2002(1)	2003(1)	2002(1)

Selected Financial and Other Data: (2)
Performance Ratios:
Return on average assets	1.11%	0.41%	1.11%	0.67%
Return on average equity	8.48%	2.68%	8.59%	5.20%
Interest rate information:
Yield on assets	5.90%	6.55%	6.14%	6.72%
Cost of funds	2.27%	3.48%	2.40%	3.56%
Net interest rate spread	3.63%	3.07%	3.74%	3.16%
Net interest margin (3)	3.93%	3.59%	4.06%	3.61%
Net charge-offs to average loans	0.20%	0.02%	0.16%	0.09%
Efficiency ratio (4)	61.02%	81.22%	60.91%	72.32%

	June 30, 2003	December 31, 2002

Asset Quality Ratios:
Non-performing loans to total loans	1.08%	1.36%
Non-performing assets to total assets	0.89%	1.06%
Allowance for loan losses to non-performing loans	127.47%	100.05%
Allowance for loan losses to total loans (5)	1.37%	1.37%

Equity ratios:
Book value per share	$ 12.46	$ 12.04
Book value per share,
including unallocated ESOP shares	12.08	11.65
Tangible book value per share	9.68	9.20
Tangible book value per share
including unallocated ESOP shares	$ 9.38	$ 8.90
Tier 1 leverage ratio	10.20%	9.37%

(1) Ratios have been annualized where appropriate.
(2) Averages presented are daily averages.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income
	and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Total loans excludes loans held for sale.

	2003		2002
	Second	First	Fourth	Third

Selected Quarterly Financial Data

Interest income	$ 17,445	$ 18,510	$ 15,517	$ 15,843
Interest expense	5,826	6,372	6,299	6,715
Net interest income	11,619	12,138	9,218	9,128
Provision for loan losses	283	425	300	200
Net interest income after provision for loan losses	11,336	11,713	8,918	8,928
Net gain (loss) on sale of securities available-for-sale	-	-	-	-
Other non-interest income	2,748	2,411	1,732	1,998
Merger expenses	-	-	1,712	4
Contribution expenses	83	30	33	53
Other non-interest expense	8,609	8,740	6,239	6,279
Income before income tax expense	5,392	5,354	2,666	4,590
Income tax expense	1,782	1,780	730	1,479
Net income	$ 3,610	$ 3,574	$ 1,936	$ 3,111
Basic earnings per share	$ 0.27	$ 0.26	$ 0.14	$ 0.23
Diluted earnings per share	$ 0.26	$ 0.26	$ 0.14	$ 0.23
Basic weighted average shares outstanding	13,519,624	13,506,805	13,589,711	13,730,775
Diluted weighted average shares outstanding	13,718,119	13,636,850	13,660,561	13,730,775
Dividends paid per share	$ 0.07	$ 0.07	$ 0.05	$ 0.05
Net interest margin (1)	3.93%	4.19%	3.82%	3.76%
Return on average assets	1.11%	1.11%	0.75%	1.20%
Return on average equity	8.48%	8.70%	4.57%	7.47%
Efficiency ratio (2)	61.02%	60.80%	74.24%	57.70%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.